Century Laboratories, Inc.


                     Delaware   72-0510027

                         720 2nd Street
                      Santa Rosa, CA 95402

                       Tel. 818-242-1490
                       Fax. 818-905-1404

                           copies to:

                    Lance N. Kerr Law Office
                    155 W. Washington Blvd.
                           Suite 1995
                     Los Angeles, CA 90015
                       Tel. 213.741.1790
                       Fax. 213.741.1792


                     INFORMATION STATEMENT




INTRODUCTION

     This information statement is being mailed on or before May 4, 2002 to holders of record on April 22, 2002 of Century Laboratories, Inc., a Delaware corporation (the "Company") in connection with an anticipated change in the members of the Board of Directors. The information contained in this Information Statement regarding the persons designated to become directors of the Company has been furnished to the Company by third parties and the Company assumes no responsibility for its accuracy or completeness.

     This Information Statement is being delivered to provide information regarding anticipated changes in the members of the Board of Directors as a result of completion of an reorganization of the business of the Company.
This statement is for informational purposes only. You are urged to read this Information Statement carefully. No action on your part is sought or required.

     On April 4, 2002 Century Laboratories, Inc.,("CYLI"), the shareholders of Century Laboratories, Inc. who are or will be the owners of or otherwise represent at least fifty one per cent (51%) of all the issued and outstanding common stock (the "Shareholders") and Vista Continental Corp, a Nevada Corp. ("VCC") entered into a reorganization and stock purchase agreement (the "Reorganization Agreement").

     CYLI was incorporated in Delaware on June 16, 1958. Its authorized capital consists of 65,000,000 shares of common stock, par value $.001 and 10,000,000 shares of preferred stock, par value $.001. As of the date of the reorganization agreement CYLI had issued and outstanding 4,108,982 common shares and no shares of preferred stock issued and outstanding. CYLI had no outstanding options, warrants, rights or other contractual arrangements relating to the issuance of any additional common or preferred shares.

     At the closing the shareholders of VCC will exchange all of their issued and outstanding shares for 39,837,355 common shares of CYLI issued by CYLI for purposes of the transaction. These newly issued shares of CYLI will be issued pursuant to Section 4(2) of the Securities Act of 1933 and any related state securities law exemptions. The closing date is scheduled for May 15, 2002. The transaction will result in VCC becoming a wholly owned subsidiary of CYLI. Following the closing the total issued and outstanding shares of CYLI will total 43,946,337 common shares. No preferred shares will be outstanding. The closing is subject to certain due diligence by both parties to the agreement and may be changed by mutual agreement but in no event may it be extended beyond June 4, 2002.

     VCC is a natural resource company currently engaged in the acquisition, exploration and development of mineral resource properties. VCC was formed in 1999 and acquired several mineral resource properties in Peru.

     In conjunction with the reorganization plan the Company will seek written consent of the shareholders to amend the certificate of incorporation of CYLI to change its name to Vista Continental Corporation. The current officer and director will resign and appoint a new board of directors. These new directors will appoint new executive officers for the Company.



     The following table contains information regarding the Executive Officers and Directors of our Company:

Name            Age       Position                      Director  since:
---------------------------------------------------------------------------
Robert  Bryan    51       President, Secretary,       August 18, 2000
                          Treasurer & Director

     The following is a brief description of the business experience for the past five years of our Company's Executive Officers and Directors:

     Robert Bryan, a native of St. Louis, Missouri and attended Florissant Valley Jr. College from 1969-1971, where he studied art and graphic design. Mr. Bryan currently resides in the San Francisco, California area, has been a professional studio artist for over 20 years and founded his own art studio, Bryan Design, in 1989. Mr. Bryan's studio produces fine and commercial art products, including sculpture and paintings.


CHANGE IN MANAGEMENT

     Upon closing the officers and directors of CYLI shall become:

Directors:
     Steven Hegedus
     Richard Smythe
     Ashak Rustom
     Takao Nishimura
     Dennis Hare


Officers:

     President      Larry Nash
     Vice President Ashak Rustom
     Secretary      Howard Rubinoff
     Treasurer      Ashak Rustom


     The background and experience for the proposed officers and directors of the surviving corp is as follows:


Larry Nash, DDS
President

     Dr. Nash, age 59, a doctor of dental surgery, has received a national award in Canada for his service club administration excellence and has acted as Chief of his department at the Welland County Hospital. He is past Vice President of strategic planning for Nova Continental Development Corporation, a land development company in Nevada, and is past CEO of West Nevada Precious Metals of Nevada, a company engaged in precious metals testing.


Ashak Rustom
Vice President, Treasurer and a Director

     Mr. Rustom, age 51, is the Vice President, Chief Financial Officer, Treasurer and a Director for Nova Continental Development Corporation, a real estate land development company. He has an extensive background in project management, contract administration, financing, cash flow projections, property valuations, cost control as well as forecasts, and financial planning. Mr. Rustom has over 40 years experience in corporate finance and management of risk capital investments.



Howard Rubinoff
Secretary

     Mr. Rubinoff, age 45, a partner at the law firm Fogler/Rubinoff, is a lawyer with over 15 years experience in corporate and commercial law with an emphasis on mergers and acquisitions and financing. A graduate of Windsor Law School, Mr. Rubinoff has traveled extensively assisting clients in their global expansions and has been involved in the purchase and financing of many hydroelectric power plants. Mr. Rubinoff's firm is the Canadian member of the International Lawyers network.







Steven Hegedus, DDS
Director

     Dr. Hegedus, age 67, received his Doctor of Dental Surgery in 1952 from the University of Toronto, and has thriving orthodontic practices in Welland and Niagara Falls, Ontario. Dr. Hegedus has an extensive background in real estate holdings, development and business ventures as the owner of Helubar Corporation, an Ontario real estate holdings corporation and as the President of Villa Mora Corporation, an Ontario real estate development company.


Richard Smythe, Ph.D.
Director

     Dr. Smythe, age 56, has 25 years experience working with gas emissions and gas study research and testing technique development. Dr. Smythe received his Ph.D. in Analytical Chemistry at the University of Waterloo (Ontario). His doctoral dissertation dealt with the application of high resolution gas chromatography and mass spectrometry to the analysis of engine exhaust emissions. Dr. Smythe then did a post-doctoral fellowship in electro-analytical chemistry at the State University of New York at Buffalo.

     Since his post-doctoral work, Dr. Smythe has acted as adjunct research supervisor at Brock University in St. Catherines, Ontario, advising and supervising Master's in Science candidates in analytical chemistry. He also has lectured at Brock and other universities in the fields of industrial chemistry and environmental toxicology.

Dr. Smythe has operated his own testing and analysis laboratory and continues to act as consulting senior scientist for Walker Industries.

     A forensic scientist, Dr. Smythe is qualified as an expert witness in the fields of chemistry, toxicology, physics, mathematics, computer science, electronics and forensic science in all levels throughout the court system of the province of Ontario and the states of New York and Pennsylvania. He is a member of the American Chemical Society; Chemical Institute of Canada, Niagara Section (past Chairman); Chemical Advisory Board, Niagara College of Applied Arts and Technology (past Chairman); Society for Applied Spectroscopy; American Society for Materials; and Canadian Association of Fire Investigators.

Dr. Smythe's journal publications are as follows:

     A Gas Chromatographic-Mass Spectrographic Study of Organic Compounds Absorbed on Particulate Matter from Diesel Exhaust, F.W. Karasek, R.J. Smythe and R.J. Laub, Journal of Chromatography, 101, (1), 125-136 (1974)

     Preparation of High Capacity High Resolution Open Tubular Columns, F.W. Karasek, R.J. Smythe and R.J. Laub, Journal of Chromatography, 97, (2) 151-154
(1974)

     The Analysis of Diesel Engine Exhausts for Low Molecular Weight Carbonyl Compounds, R.J. Smythe and F.W. Karasek, Journal of Chromatography, 86, (1), 228-231 (1973)

     Trapping System and Technique for Indirect Gas Chromatographic Mass Spectrometry Interfacing, F.W. Karasek and R.J. Smythe, A.C. 43, 2008 (1971)

     The Reaction of Hydroperoxide with Triphenylphosphine, R. Hiatt, R.J. Smythe and Christine McColeman, Canadian Journal of Chemistry, 49 (10) 1707
(1971)


Dennis Hare
Director

     Mr. Hare, age 70, is past Vice-President and Director of International Operations for Acres International, a worldwide engineering consulting firm. He also served as Acres International's board member for Various Joint Ventures and Consortia, responsible for executing hydroelectric, irrigation and mining projects in Iran, India and China. As Vice-President, Hydro Division for Acres International, Mr. Hare had corporate responsibility for business development and operations relating to all hydroelectric, irrigation, water resource projects and agriculture activities overseas, including management of major projects in Pakistan, Ghana, Iran, China, Laos, Cambodia, Argentina, Colombia and Canada. Mr. Hare was also Founding Director of Canada China Power Inc. (CIPM).

     Mr. Hare received his degree in Civil Engineering from the University of Wales in Cardiff (UK) and is a member of both the Professional Engineers of Ontario and the Institution of Civil Engineers, UK. Mr. Hare is fluent in English and Spanish.


Takao Nishimura
Director

     Mr. Nishimura, age 48, graduated with a bachelor's from Kyoto University of Foreign Studies in 1977, and is an executive member of the Asian Pacific Alliance of YMCAs and an executive member of the alliance of YMCAs in Japan, as well as being District Governor of Y's Men's Club of Toshin District in Japan. Mr. Nishimura is president of Netwest USA, Inc. of Nevada and also president of Ebiyusa Co. of Osaka, Japan.











SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the numbers of shares of common stock that are owned of record of the Company prior to closing of the reorganization plan.

Name and Address              Number of Shares              Percent
                         Owned     Beneficially        of Class


Robert Bryan                 2,646,698                    64.4
P.O. Box 3588
Santa  Rosa, CA 95402

Amanda Whipp                  500,000                    12.2
P.O. Box 1465
Agoura Hills, CA 91365

Edwin  Mendlinger                  262,225                     6.4
160 East 65th Street,
Apt. 12F
New York, New York 10021

All Directors and Officers       2,646,698                64.4


     The following table sets forth the numbers of shares of common stock that will be owned of record or beneficially following the closing of the transaction including the expected future officers and directors.

Name and Address              Number of Shares              Percent
                         Owned     Beneficially        of Class

Steve Hegedus            200,000                  .005
851 S. Ramprt Blvd. # 150
Las Vegas, NV 89128

Ashak Rustom             205,800                  .005
851 S. Ramprt Blvd. # 150
Las Vegas, NV 89128

Takao Nishimura               327,500                  .007
851 S. Ramprt Blvd. # 150
Las Vegas, NV 89128

Alberto Docouto             32,997,528                 75.09
851 S. Ramprt Blvd. # 150
Las Vegas, NV 89128

Robert Bryan            2,646,698                 6.02
P.O. Box 3588
Santa Rosa, CA 95402


Proposed officers
and directors as a
group                          733,300                 1.67

Executive Compensation

     The current officer and director of the Company, Robert Bryan, does not draw a salary from the Company.

     Once the reorganization plan closes Dr. Larry Nash will be the new President of the Company. His compensation will be set at the rate of $ 93,000 per annum. He will received no other forms of compensation or stock options. No other compensation is currently planned for the other exptected officers and directors.

Legal Proceedings

     The Company is not a party to any pending legal proceedings, and no such proceedings are known to be contemplated. No director, officer of affiliate of the Company, and no owner of record or beneficial owner of more than five percent (5%) of the securities of the Company, or any associate of any such director, officer or security holder is a party adverse to the Company or has a material interest adverse to the Company in reference to pending litigation.


     THIS INFORMATION STATEMENT IS PROVIDED TO YOU FOR INFORMATION PURPOSES ONLY. NO ACTION ON YOUR PART IS SOUGHT OR REQUIRED.

April 22, 2002